Exhibit 2.10

EIGHTH AMENDMENT TO THE

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS EIGHTH AMENDMENT to the Sixth Amended and Restated Limited Liability Company Operating Agreement, as amended (this “Eighth Amendment”), is made effective as of July 31, 2025 (the “Eighth Amendment Effective Date”), by and between Skybound Holdings LLC (formerly known as Mr. Mango LLC), a Delaware limited liability company (the “Company”), and the Members (as defined in the Agreement). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Members entered into that certain Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of June 4, 2021, as amended by that certain First Amendment to the Sixth Amended and Restated Operating Agreement, dated as of October 6, 2021, that certain Second Amendment to the Sixth Amended and Restated Operating Agreement, dated February 22, 2022, that certain Third Amendment to the Sixth Amended and Restated Operating Agreement, dated October 24, 2022, that certain Fourth Amendment to the Sixth Amended and Restated Operating Agreement, dated December 1, 2022, that certain Fifth Amendment to the Sixth Amended and Restated Operating Agreement, dated December 18, 2023, that certain Sixth Amendment to the Sixth Amended and Restated Operating Agreement, dated April 4, 2024, and that certain Seventh Amendment to the Sixth Amended and Restated Operating Agreement, dated June 4, 2024 attached hereto as Exhibit A (as so amended, the “Agreement”);

WHEREAS, pursuant to Section 10.1 of the Agreement, subject to Section 5.2.4.1, Section 5.2.5, and Section 5.3 of the Agreement, the Agreement may be amended with the affirmative vote or the written consent of (i) the holders of a majority of the then-outstanding Common Interests, and (ii) the holders of a majority of the then-outstanding Preferred Interests (voting together as a single class on an as-if-converted basis) (the holders referred to in the foregoing clause (i) and (ii), collectively, the “Requisite Holders”); and

WHEREAS, the Requisite Holders desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Article 1 of the Agreement is hereby amended to add the following new definition as Section 1.64 and the existing Sections 1.64 – 1.66 are accordingly renumbered to Sections 1.65 – 1.67:

“1.64. “Series Interest” means, with respect to a Series, the limited liability company interest of a Series Member at any particular time, including the right of such Series Member to any and all benefits to which such Series Member may be entitled as provided in this Agreement, the relevant Series Operating Agreement and in the Act, together with the obligations of such Series Member to comply with all the terms and provisions of this Agreement, the relevant Series Operating Agreement and the Act.”

2. Article 1 of the Agreement is hereby amended to add the following defined terms to “Other Defined Terms” in alphabetical order:

Other Defined Terms	Section
Series	11.1
Series Manager	11.1
Series Member	11.1
Series Operating Agreement	11.1

3. Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.1 Limited Liability. Except as required under the Act, no Member shall be personally liable for any debt, obligation or liability of the Company or any Series, whether that liability or obligation arises in contract, tort or otherwise.”

4. Section 5.9.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.9.1 Indemnification of Members and Managers. The Company, its receiver or its trustee, shall indemnify and hold harmless the Members, the Managers, the Series Managers, their respective Affiliates and their respective officers, directors, managers, members, partners, Affiliates, employees, agents, shareholders, heirs, successors and assigns (hereinafter collectively referred to, for purposes of this Section 5.9.1, as the “Indemnitees”), jointly and severally, from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of the business or operations of the Company, excluding liabilities to any Member, regardless of whether the Indemnitee continues to be a Member, a Manager, a Series Manager, an Affiliate, or an officer, director, employee, agent of the Company or Principal of any Skybound Member at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Act and all other applicable laws.”

5. A new Article 11 is hereby added to the Agreement as follows:

“ARTICLE 11

SERIES

11.1 Establishment of Series. Pursuant to Section 18-215 of the Act and this Agreement, the Company is authorized and empowered to establish one or more series of limited liability company interests, with separate and distinct rights, powers, duties, obligations, businesses and objectives (each, a “Series”) and appoint a manager for each Series (each, a “Series Manager”). The number of Series admitted, and the rights and obligations of the Members of any Series (each, a “Series Member”), shall be governed by this Agreement and the limited liability company operating agreement of that Series and any associated schedules thereto (collectively, the “Series Operating Agreement”), each of which may be in the form of the agreement attached hereto as Exhibit D or such other form as the Series Manager may determine, provided it is consistent with the terms of this Agreement. A Person may be admitted to the Company as a Member associated with a Series by the issuance of Series Interests for such consideration as the Series Manager associated with such Series shall determine. In the event of any inconsistency between this Agreement and the Series Operating Agreement, the Series Operating Agreement shall control.

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11.2 Applicability of Series Article. This Article 11 governs all Series of the Company established pursuant to Section 18-215(a) of the Act, whether or not such Series complies with Section 18-215(b) or is a registered series under Section 18-218. Certain provisions herein may apply only to Series that maintain separate assets and liabilities under the Act, in whole or in part. To the extent a Series is not a protected series, such provisions shall not apply and the Series shall be governed primarily by its Series Operating Agreement.

11.3 Membership in Multiple Series; Admission Standards. A Series Member may be a member of one or more Series. Any Member holding more than one Series Interest shall have separate rights under this Agreement with respect to each Series Interest held by such Member. No Person shall be accepted as a Series Member associated with a particular Series unless the Series Manager of such Series, after a reasonable review of the proposed new Series Member, reasonably believes that such new Series Member of such Series has the ability, experience and financial resources appropriate for participation as a Series Member, and that admission of the new Series Member would not violate any law applicable to the Company or any of its Series and would not invalidate any contract or regulatory approval which affects the Company or any of its Series.

11.4 Recordkeeping and Asset Allocation by Series Type. The Company shall maintain separate and distinct records for each Series that is intended to qualify as a protected series under Section 18-215(b) of the Act, and shall separately hold and account for the assets of each such Series. For Series that are not protected series, the Company may maintain internal administrative tracking of such Series for recordkeeping and investor communications, but such Series shall not be treated as having separate assets or liabilities under the Act. Such administrative tracking may include the assignment of rights or obligations through schedules or contractual designations, but shall not be treated as having separate assets or liabilities under the Act, and shall not benefit from any liability shield provided by Section 18-215(b) of the Act.

11.5 Maintenance of Separateness. Each Series Manager shall use commercially reasonable efforts to maintain the limited liability company existence of the Company and each Series therein separate and apart from one another and from the existence of each Series Member, any Affiliate of each Series Member and any Affiliate of the Series Manager’s Series, including maintaining the Series’ books and records on a current basis separate from that of any Affiliate of the Series or any other Person. In furtherance, and not in limitation, of the foregoing, each Series shall (a) maintain or cause to be maintained by an agent under the Series’ control physical possession of all its books and records, (b) account for and manage all of its liabilities separately from those of any other Person, including payment by it of any taxes or other governmental charges levied against the Series and (c) identify or cause to be identified separately all its assets from those of any other Person. The obligations in this Section 11.5 shall apply only to Series intended to qualify as a protected series or registered series under the Act.

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11.6. Member Cooperation and Legal Compliance. Each Series Member shall promptly execute and deliver such documents and perform such acts consistent with the terms of this Agreement and the relevant Series Operating Agreement as may be reasonably necessary to comply with the requirements of law for the formation, qualification and continuation of existence of a series of a limited liability company under the laws of the State of Delaware and any other jurisdiction in which the Company or any Series conducts business.

11.7 Title to Series Assets. To the extent a Series is structured to qualify as a protected series under Section 18-215(b) of the Act or a registered series under Section 18-218 of the Act, all assets of such Series shall be deemed to be owned exclusively by the Series as an entity, and no Series Member shall have any direct ownership interest in such assets. With respect to any Series that is not a protected series or a registered series, the Company may internally allocate or track assets for administrative purposes, but legal title shall remain with the Company.

11.8 Series Members; Series Interests. The name, address and Series Interest of each Series Member shall be maintained by the Company’s transfer agent, Colonial Stock Transfer Company, Inc. Except as otherwise set forth in the relevant Series Operating Agreement, the rights, obligations and restrictions applicable to the Series Members and the Series Interests shall conform to those of the Members holding Common Interests (excluding the Skybound Members) and the Common Interests, respectively, as set forth in this Agreement, except as otherwise expressly provided in the relevant Series Operating Agreement or schedule of Series rights.

11.9 Management of the Series.

11.9.1 The business and affairs of each Series shall be controlled, directed and managed by a Series Manager. Except when the approval of the Series Members is expressly required by the Act, this Agreement or the relevant Series Operating Agreement, the Series Manager shall have the full, exclusive and complete authority, power and discretion to operate, manage and control the affairs, business and property of the relevant Series, to make all decisions related to that Series’ affairs, business and property and to perform any and all other acts or activities customary or incident to the management of that Series’ affairs, business and property, including, without limitation, (a) signing agreements and otherwise binding the Series in its own name, (b) effecting distributions to Series Members, and (c) taking any other action that may be necessary or appropriate for the continuation of the relevant Series’ valid existence and authority to do business as a Series of a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such authority to do business is, in the judgment of the Series Manager, necessary or advisable.

11.9.2 Each Series Manager, as applicable, may agree to (a) delegate any matters or actions that it is authorized to perform under this Agreement or the relevant Series Operating Agreement to employees or agents of the Series Manager or third parties and (b) appoint any Persons, with such titles as the Series Manager may select, to act on behalf of the Series, with such power and authority as the Series Manager may delegate from time to time to such Persons.

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11.9.3 The Series Manager or its representative shall be the signatory on any bank accounts of the relevant Series.

11.9.4 Third parties dealing with a Series may rely conclusively upon any certificate of the relevant Series Manager, as applicable, to the effect that it is acting on behalf of the Series. The signature of the relevant Series Manager shall be sufficient to bind the Series, as applicable in every manner to any agreement or on any document, without any requirement for further corporate (or other similar) action.

11.9.5 Except as otherwise set forth in the relevant Series Operating Agreement, the rights, duties and other obligations of each Series Manager shall conform to those of the Managers as set forth in this Agreement, including but not limited to Section 5.4.

11.10 Termination of a Series.

11.10.1 A Series shall be terminated upon the occurrence of any of the following events:

11.10.1.1 upon the dissolution of the Company;

11.10.1.2 at the election of the Series Manager associated with such Series, and upon forty-five (45) calendar days’ prior written notice to all Series Members; or

11.10.1.3 upon the entry of a decree of judicial termination of the Series under Section 18-215(b)(11) of the Act.

11.10.2 The termination and winding up of a Series shall not cause a dissolution of the Company or the termination of any other Series.

11.10.3 The Series Manager may require that a formal legal termination of a Series be delayed for up to twenty-four (24) months. During such twenty-four (24) months, the capital of the Series Members of that Series may remain in that Series for such time if necessary, in the sole discretion of the Series Manager, in order to maintain adequate capitalization of the Company, to satisfy capital or net worth covenants in agreements between the Company and third parties, or as otherwise reasonably determined by the Series Manager. A Series need not actively engage in business during any period for which it is required to remain in existence by the Series Manager pursuant to this Section 11.10.3.

11.11 Liquidation of a Series. Except as otherwise set forth in the relevant Series Operating Agreement, subject to Section 11.10.3, upon termination of a Series, the affairs of the Series shall be wound up and distributions of liquidation proceeds shall be made in accordance with Article 8 of this Agreement.”

6. Except as expressly set forth in this Eighth Amendment, the Agreement remains in full force and effect with no further modifications. In the event of any conflict between the terms of the Agreement and the terms of this Eighth Amendment, the terms of this Eighth Amendment shall control.

7. This Eighth Amendment shall form a part of the Agreement for all purposes, and each party to the Agreement shall be bound hereby. From and after the execution of this Eighth Amendment by the Requisite Holders, any reference to the Agreement shall be deemed a reference to the Agreement and this Eighth Amendment.

8. This Eighth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery by a party hereto of an electronic transmission of this Eighth Amendment executed by such party shall constitute delivery by such party of an original hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Company and the undersigned has caused this Eighth Amendment to be executed on the date first written above by its duly authorized representative.

SKYBOUND HOLDINGS LLC

By:	/s/ David Alpert
Name:	David Alpert
Title:	Chief Executive Officer

[Signature Page to Eighth Amendment to the Sixth A&R Operating Agreement]

KNOLLWOOD INVESTMENT FUND LLC

By:	/s/ Kevin D. Irwin, Jr.
Name:	Kevin D. Irwin, Jr.
Title:	CEO of Managing Member

[Signature Page to Eighth Amendment to the Sixth A&R Operating Agreement]

HIRO CAPITAL SCSP I

By:	/s/ Luke Alvarez
Name:	Luke Alvarez
Title:	Partner

[Signature Page to Eighth Amendment to the Sixth A&R Operating Agreement]

GHOST ANGEL LLC

By:	/s/ Adam Draper
Name:	Adam Draper
Title:	Managing Member

BOOST VC FUND 4, LP

By:	Boost VC Fund 4 Partners LLC

By:	/s/ Adam Draper
Name:	Adam Draper
Title:	Managing Director

[Signature Page to Eighth Amendment to the Sixth A&R Operating Agreement]

THE KIRKMAN FAMILY 2014 TRUST UNDER TRUST AGREEMENT DATED OCTOBER 27, 2014

By:	/s/ Robert Kirkman
Name:	Robert Kirkman
Title:	Trustee

THE PEANUT & POOKIE FAMILY TRUST UNDER TRUST AGREEMENT DATED MAY 30, 2012

By:	/s/ David Alpert
Name:	David Alpert
Title:	Trustee

THE GOLDMAN/GROSS FAMILY TRUST DATED NOVEMBER 8, 2022

By:	/s/ Jon Goldman
Name:	Jon Goldman
Title:	Trustee

[Signature Page to Eighth Amendment to the Sixth A&R Operating Agreement]

EXHIBIT A

Sixth Amended and Restated Operating Agreement, as amended

(see attached)

EXHIBIT D

Form of Series Operating Agreement

(see attached)

SERIES OPERATING AGREEMENT

OF

SKYBOUND HOLDINGS LLC – REGULATION A SERIES

THIS SERIES OPERATING AGREEMENT, dated as of July 31, 2025 (this “Series Operating Agreement”), is entered into by the Series Manager (as defined below). Capitalized terms used herein and not otherwise defined are used as defined in the Master Operating Agreement (as defined below).

WHEREAS, Skybound Holdings LLC, a Delaware series limited liability company (the “Company”), has established this Regulation A Series (as defined below) pursuant to Section 18-215 of the Delaware Limited Liability Company Act (the “Act”) by filing a Certificate of Amendment to the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware; and

WHEREAS, it is intended by the Company, the Series Manager and the Series Members (as defined below) to create a separate Series in accordance with Section 18-215 of the Act.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. New Series. In accordance with Section 11.1 of the Sixth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of June 4, 2021 (as the same has been and may be amended from time to time, the “Master Operating Agreement”), this Regulation A Series is hereby created and shall be a “Series” for purposes of the Master Operating Agreement.

2. Name of New Series. The name of the Series created by this Series Operating Agreement shall be Skybound Holdings LLC – Regulation A Series (this “Regulation A Series”).

3. Agreement to be Bound. Each of the investors (collectively, the “Series Members”) who acquired Common Interests pursuant to the offering conducted under Regulation A under the Securities Act that closed on June 10, 2023 (the “Regulation A Offering”) are bound by the terms and provisions of the Master Operating Agreement and this Series Operating Agreement.

4. Manager. The Manager of this Regulation A Series shall be Skybound Holdings LLC, who is the “Series Manager” for this Regulation A Series, as that term is defined in the Master Operating Agreement. The Series Manager may, at any time and in its sole discretion, appoint one or more additional Series Managers of this Regulation A Series. If the Series Manager is dissolved or otherwise removed without appointing any additional Series Managers, the replacement Series Manager shall be replaced in the sole discretion of the Company.

5. Management. The Series Manager will expressly have such powers as granted in this Series Operating Agreement, Section 11.9 of the Master Operating Agreement and Section 18-215 of the Act. The Series Manager will have the power to manage the business and affairs of this Regulation A Series, to make all decisions with respect to the business and affairs of this Regulation A Series and to perform any and all other acts that are customary or incidental to the management of the business and affairs of this Regulation A Series.

6. Officers. The Series Manager may, at any time and in its sole discretion, appoint officers to aid in the management of this Regulation A Series.

7. Purpose. The separate purpose of this Regulation A Series shall be to hold and administer the interests of the Series Members, and to engage in all related business as necessary, incidental or convenient to carry on the business of this Regulation A Series.

8. Distributions. Distributions shall be made as follows:

a. First, the Regulation A Series shall use available assets to pay outstanding debts and obligations, if any, of the Regulation A Series; and

b. Then, the Regulation A Series shall make distributions, at such times and intervals, in accordance with Article 4 of the Master Operating Agreement in the same manner as distributions are made to holders of Common Interests in the Company.

9. Liquidation. The Regulation A Series shall wind up and liquidate pursuant to Sections 11.10 and 11.11 of the Master Operating Agreement.

10. Headings. The headings in this Series Operating Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Series Operating Agreement or any provision hereof.

11. Severability. The invalidity or unenforceability of any particular provision of this Series Operating Agreement shall not affect the other provisions hereof, and this Series Operating Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

12. Integration. This Series Operating Agreement and the Master Operating Agreement, including all schedules and exhibits thereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

13. Indemnification. The Series Manager and the Series Members shall be subject to the indemnification provisions set forth in Section 5.9 of the Master Operating Agreement.

14. Counterparts. This Series Operating Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

15. Governing Law. This Series Operating Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

16. Schedule of Series Rights. The rights, preferences, and obligations of the Series Members specific to this Regulation A Series, including with respect to transferability and information rights, are set forth in Schedule A attached hereto and incorporated by reference herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Series Manager has executed this Series Operating Agreement as of the date first above written.

Skybound Holdings LLC,
AS SERIES MANAGER

By:	/s/ David Alpert
Name:	David Alpert
Title:	Chief Executive Officer

[Signature Page to Regulation A Series Operating Agreement]

SCHEDULE A

REGULATION A SERIES RIGHTS AND PREFERENCES

This Schedule sets forth the rights, preferences, and obligations of the Series Members associated with the Regulation A Series of Skybound Holdings LLC, a Delaware series limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined are used as defined in (i) the Sixth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of June 4, 2021 (as the same has been and may be amended from time to time, the “Master Operating Agreement”), or (ii) the Series Operating Agreement of Skybound Holdings LLC – Regulation A Series, dated as of July 31, 2025 (as the same may be amended from time to time, the “Series Operating Agreement”).

1.	Series Name: Skybound Holdings LLC – Regulation A Series (the “Regulation A Series”).

2.	Economic Treatment: The Company shall internally track, or shall cause to be tracked, the interests of the Series Members for administrative purposes. Such tracking does not constitute or imply legal segregation of capital accounts, assets, or liabilities, and the interests of Series Members shall be subject to the same economic terms as the class of Common Interests of the Company, except as expressly provided herein.

3.	Transferability: Notwithstanding anything to the contrary set forth in Article 6 of the Master Operating Agreement, Series Interests in the Regulation A Series may be Transferred, in whole or in part (provided that fractional Series Interests shall not be Transferred), provided that (i) any such Transfer complies with applicable federal and state securities laws, (ii) the transferee of such Series Interests agrees, in a writing reasonably acceptable to the Series Manager, to be bound by the Master Operating Agreement, the Series Operating Agreement, and this Schedule, (iii) the transferor provides written notice of the Transfer to the Series Manager, including the name and contact information of the transferee and a written certification reasonably acceptable to the Series Manager that the Transfer complies with applicable federal and state securities laws, and (iv) the transferor and transferee comply with any and all requirements of the Company’s transfer agent, Colonial Stock Transfer Company, Inc., necessary in order to effect such Transfer on the books and records of the Company. Any attempted Transfer consummated in violation of this Section 3 or applicable federal and state securities laws shall be void ab initio.

4.	Information Rights: So long as OpenDeal Broker LLC dba Capital R (or any successor or replacement platform that administers investor communications on behalf of the Company in connection with the Regulation A Offering, the “Platform”), continues to distribute periodic updates or filings to investors in connection with the Regulation A Offering, including copies of the Company’s Form 1-K and Form 1-SA filings with the U.S. Securities and Exchange Commission, the Company shall cause the Series Members of the Regulation A Series to receive the same materials, in the same manner and on the same schedule as provided by the Platform. The Company may but is not obligated to provide such materials independently if the Platform ceases to distribute them.

5.	Series Status: The Regulation A Series is an unprotected series established under Section 18-215(a) of the Act. It is intended solely for administrative and accounting purposes. No separate assets or liabilities are legally associated with the Regulation A Series, and no statutory liability shield is available under Section 18-215(b) of the Act.

6.	No Other Rights: Except as expressly provided in this Schedule or the Series Operating Agreement, the Series Members of the Regulation A Series will have no additional rights, preferences, or privileges distinct from other Members holding Common Interests as set forth in Section 11.8 of the Master Operating Agreement.